Exhibit 99.1

For immediate release

Contact: Emily Caine
Phone: 314-369-4855
Email: emily.caine@fleishman.com

Emerson Appoints James Turley as Chair of the Board of Directors

Turley is an independent director of the company

ST. LOUIS (May 4, 2021) – Emerson (NYSE: EMR), a global technology and industrial software leader, today announced the election of James Turley as chair of the company’s board of directors. Turley, who has served as a member of Emerson’s board since 2013, is an independent director. Turley succeeds former chair and CEO David N. Farr, who retired after 20 years as CEO in February and will conclude his board term today.

Turley was chairman and CEO of Ernst & Young from 2001 until his retirement in 2013. A sought-after audit and financial reporting expert, Turley also serves on the boards of directors for Citigroup Inc., Northrop Grumman Corporation and Precigen, Inc.

“Emerson has a longtime commitment to strong corporate governance,” said Emerson CEO and President Lal Karsanbhai. “Jim brings a wealth of public company service, executive leadership and financial experience to this role, as well as deep expertise about Emerson and the industries we serve. His exceptional knowledge and commitment are a true asset to Emerson, and I look forward to partnering in this new capacity.”

As a member of Emerson’s board of directors, Turley currently serves on the audit, executive and corporate governance and nominating committees. His term as board chair commences on May 5.

“I am honored to serve as chair of the board for a company that I deeply admire,” Turley said. “Emerson has an incredible legacy of disciplined management, and a talented global workforce making tremendous strides in environmental, social and governance initiatives. I look forward to working in partnership with Lal and supporting his strategic focus on culture, portfolio evolution and execution to create long-term value.”

Turley, former chairman of the board of Catalyst, is recognized as a champion for diversity. He is the recipient of the Women’s Business Enterprise National Council’s prestigious Crystal Leadership Award for his support of equal marketplace access for women and the groundbreaking programs he oversaw at Ernst & Young that enable the strategic development of women-owned businesses. Turley is also an active member of civic organizations, serving as an officer of the Boy Scouts of America and on the boards of directors of St. Louis MUNY, Theatre Forward and Forest Park Forever. He holds an undergraduate degree and a master’s in accounting from Rice University.

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About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial and residential markets. Our Automation Solutions business helps process, hybrid and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency and create sustainable infrastructure. For more information visit Emerson.com.

Forward-Looking and Cautionary Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the scope, duration and ultimate impact of the COVID-19 pandemic as well as economic and currency conditions, market demand, including related to the pandemic and oil and gas price declines and volatility, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.